Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of all references to this firm in this Registration Statement on Form S-3 of SandRidge Energy, Inc. (“Registration Statement”), including under the heading “Experts.” In addition, we consent to the incorporation by reference in this Registration Statement of (i) all references to this firm in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the US Securities and Exchange Commission on March 11, 2025, including any amendments thereto (the “SandRidge Annual Report”), and (ii) all references in the SandRidge Annual Report to, and the inclusion of information taken from, the three reports listed below:

December 31, 2024, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2023, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2022, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins, P. E.
J. Zane Meekins, P. E.
Executive Vice President

Fort Worth, Texas

August 1, 2025